UNITED STATES                            OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION          OMB Number: 3235-0058
                         WASHINGTON, D.C. 20549            Expires: May 31, 1997
                                                        Estimated average burden
                                                        hours per response..2.50

                           FORM 12B-25                           SEC FILE NUMBER

                    NOTIFICATION OF LATE FILING                     CUSIP NUMBER
(CHECK ONE):
[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form
                              10-QSB [X] Form N-SAR

         For Period Ended:  June 30, 1999
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         ---------------------------------------
--------------------------------------------------------------------------------
  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

       NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
       If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       -------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

         Full Name of Registrant
         Ameritor Industry Fund
         ----------------------

         Former Name if Applicable
        ------------------------------------------------------------------------

         Address of Principal Executive Office (STREET AND NUMBER) 1730 K Street, N.W. Suite 904
         City, State and Zip Code
         Washington D.C. 20006
         ---------------------

PART II - RULES 12B-25(B) AND (C)
--------------------------------------------------------------------------------
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
--------------------------------------------------------------------------------

PART III - NARRATIVE
--------------------------------------------------------------------------------
State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                                 (ATTACH EXTRA SHEETS IF NEEDED)

IN JULY OF 1999 THE FUND UNDERTOOK A CONVERSION FROM ONE COMPUTER SYSTEM TO ANOTHER. THE CONVERSION CAUSED UNEXPECTED DELAYS IN THE PRODUCTION OF FINANCIAL INFORMATION AND DELAYED THE ANNUAL AUDIT.

--------------------------------------------------------------------------------

PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

          (1) Name and telephone number of person to contact in regard to this notification

     Nina Doktorovich                                      (202) 223-1000 ext 19
     ---------------------------------------------------------------------------
          (Name)                                 (Area Code)  (Telephone Number)

          (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? [ ] Yes [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Ameritor Industry Fund
     ---------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                                                   By:
     --------------------------                            ---------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

--------------------------------------------------------------------------------

                                    ATTENTION
--------------------------------------------------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

                           UNITED STATES                            OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION             OMB Number: 3235-0058
                  WASHINGTON, D.C. 20549                   Expires: May 31, 1997
                                                        Estimated average burden
                                                        hours per response..2.50

                           FORM 12B-25                           SEC FILE NUMBER

                    NOTIFICATION OF LATE FILING                     CUSIP NUMBER
(CHECK ONE):

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form
                              10-QSB [X] Form N-SAR

        For Period Ended:  June 30, 1999
        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:
                                        ----------------------------------------
--------------------------------------------------------------------------------
  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

       NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
       If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       -------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

         Full Name of Registrant
         Ameritor Investment Fund
         ------------------------

         Former Name if Applicable
        ------------------------------------------------------------------------
         Address of Principal Executive Office (STREET AND NUMBER)
         1730 K Street, N.W. Suite 904
         City, State and Zip Code
         Washington D.C. 20006
         ---------------------

PART II - RULES 12B-25(B) AND (C)
--------------------------------------------------------------------------------
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
--------------------------------------------------------------------------------
PART III - NARRATIVE
--------------------------------------------------------------------------------
State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                                 (ATTACH EXTRA SHEETS IF NEEDED)

IN JULY OF 1999 THE FUND UNDERTOOK A CONVERSION FROM ONE COMPUTER SYSTEM TO ANOTHER. THE CONVERSION CAUSED UNEXPECTED DELAYS IN THE PRODUCTION OF FINANCIAL INFORMATION AND DELAYED THE ANNUAL AUDIT.

--------------------------------------------------------------------------------
PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

          (1) Name and telephone number of person to contact in regard to this notification

             Nina Doktorovich                              (202) 223-1000 ext 19
             -------------------------------------------------------------------
                  (Name)                          (Area Code) (Telephone Number)

          (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? [ ] Yes [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Ameritor Investment Fund
         -----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                                                   By:
     ----------------------                                ---------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
--------------------------------------------------------------------------------

                                    ATTENTION

--------------------------------------------------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

                           UNITED STATES                            OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION             OMB Number: 3235-0058
                  WASHINGTON, D.C. 20549                   Expires: May 31, 1997
                                                        Estimated average burden
                                                        hours per response..2.50

                           FORM 12B-25                           SEC FILE NUMBER

                    NOTIFICATION OF LATE FILING                     CUSIP NUMBER
(CHECK ONE):

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form
                             10-QSB [X] Form N-SAR

        For Period Ended:  June 30, 1999
        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:
                                        ----------------------------------------
--------------------------------------------------------------------------------
  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
       If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                        ------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

         Full Name of Registrant
         Ameritor Security Trust
         -----------------------

         Former Name if Applicable
         -----------------------------------------------------------------------

         Address of Principal Executive Office (STREET AND NUMBER)
         1730 K Street, N.W. Suite 904
         City, State and Zip Code
         Washington D.C. 20006
         --------------------
PART II - RULES 12B-25(B) AND (C)
--------------------------------------------------------------------------------
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
--------------------------------------------------------------------------------
PART III - NARRATIVE
--------------------------------------------------------------------------------
State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                                 (ATTACH EXTRA SHEETS IF NEEDED)

IN JULY OF 1999 THE FUND UNDERTOOK A CONVERSION FROM ONE COMPUTER SYSTEM TO ANOTHER. THE CONVERSION CAUSED UNEXPECTED DELAYS IN THE PRODUCTION OF FINANCIAL INFORMATION AND DELAYED THE ANNUAL AUDIT.

--------------------------------------------------------------------------------

PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

          (1) Name and telephone number of person to contact in regard to this notification

         Nina Doktorovich                                  (202) 223-1000 ext 19
         -----------------------------------------------------------------------
                  (Name)                         (Area Code) (Telephone Number)

          (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? [ ] Yes [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Ameritor Security Trust
         ----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                                                   By:
     ----------------------------                          --------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-------------------------------------------------------------------------------

                                    ATTENTION
-------------------------------------------------------------------------------

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
-------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).